Houston Wire & Cable Company Reports Results for the Third Quarter of 2010

HOUSTON, TX -- (Marketwire - November 09, 2010) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the third quarter of 2010.

Selected highlights for the quarter:

--  Revenues increased 42.4% over the third quarter of 2009
--  Fully diluted earnings per share (EPS) were $0.13
--  The Company declared a dividend of $0.085 per share
--  Increased market share with the addition of 100 new customers

Revenues in the third quarter of 2010 increased 42.4% when compared to the third quarter of 2009. This was the first reporting period reflecting a full quarter's sales of both the Company's legacy, pre-acquisition business, and the businesses acquired in late June. Sales growth from the legacy business increased 9.3% and the acquisition contributed sales of $21.1 million.

Within the legacy sales, we estimate that copper inflation had a positive impact of approximately 5-7% during the third quarter. However, product pricing on several shipments for major projects was based on previously committed copper futures, which mitigated the effect of commodity inflation in the quarter. Sales within our five internal growth initiatives encompassing Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials and LifeGuard™, our proprietary private-label product, continued to improve as broad economic conditions appear to slowly return to historical levels. Project activity remained good due to previously funded backlog demand and we estimate sales in this area were up approximately 20% compared to the third quarter of 2009.

Sales from the acquired companies remained steady and within our expectations. We are keeping a close eye on offshore drilling and look forward to an improved market when drilling returns in the Gulf.

Gross profit increased 30.5% to $17.6 million in 2010 from $13.5 million in 2009. The increase in gross profit was attributed to the acquisition. The gross profit from our legacy business decreased as a result of increased customer rebates, as more customers earned rebates, and increased freight expenses. Gross profit as a percentage of sales (gross margin) decreased due to the competitive market place, sales mix, increased sales discounts and freight expenses.

Operating expenses increased by 39.6% from the third quarter of 2009, due to the operations acquired in June 2010. The legacy operating expenses were down slightly, as we continued to manage spending and maintained the lower personnel counts from the first half of the year. Acquisition expenses for the quarter were $0.1 million. Interest expense of $0.3 million was 127.1% higher than the third quarter of 2009, as average debt levels rose 233.0%, from $16.7 million in 2009 to $55.6 million in 2010 as a result of the draw on the revolver loan for the $50.0 million acquisition. Operating income increased 7.3% from $3.8 million and net income remained constant at $2.2 million. The effective tax rate for the quarter of 40.4% increased from 39.4% in the second quarter due to the acquisition expenses, some of which were not deductible for tax purposes.

Chuck Sorrentino, President and Chief Executive Officer commented, "During the third quarter, we saw indications that industrial demand was improving, albeit at a slow pace. As a reminder, we are a later cycle business and feel that we are beginning to see a momentum change in demand with modestly improving industrial business activity. Our legacy business sales increased and our overall operating income in the third quarter was up modestly over the prior year quarter. We continued to increase market share by adding 100 new customers in the quarter.

"During the quarter, we spent a lot of time and energy focused on the integration of the recent acquisition. This exercise will continue for the balance of the year and into 2011. At this point, there have been minimal integration savings, but we should see more substantial savings in the first half of 2011. For the balance of the year, we will focus on integrating the acquired companies into our distribution platform and forge ahead in our goals to increase market share, aggressively manage expenses, maintain strong customer service metrics and improve balance sheet liquidity."

Conference Call

The Company will host a conference call to discuss third quarter results on Tuesday, November 9th at 10:00 am CT. Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website, www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until November 16, 2010.

Replay Dial In: 888.203.1112
International Replay: 719.457.0820
Confirmation Code: 1411001

About the Company

With nearly 35 years experience in the industry, Houston Wire & Cable Company is one of the largest distributors of wire and cable in the U.S. industrial distribution market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products, synthetic rope and slings and custom fabrication HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may and often do vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K for the period ended December 31, 2009, filed with the SEC on March 15, 2010. This document and other SEC filings are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                      HOUSTON WIRE & CABLE COMPANY
                       Consolidated Balance Sheets
                    (In thousands, except share data)

                                              September 30,   December 31,
                                                  2010           2009
                                              -------------  -------------
                                               (unaudited)
Assets
Current assets:
   Accounts receivable, net                   $      65,605  $      46,859
   Inventories, net                                  64,707         61,325
   Deferred income taxes                              2,833          1,776
   Prepaids                                             944          3,649
   Other assets                                         200             --
                                              -------------  -------------
Total current assets                                134,289        113,609

Property and equipment, net                           7,481          3,169
Intangible assets, net                               15,936             --
Goodwill                                             25,163          2,362
Deferred income taxes                                    --          2,855
Other assets                                             95             19
                                              -------------  -------------
Total assets                                  $     182,964  $     122,014
                                              =============  =============

Liabilities and stockholders' equity
Current liabilities:
   Book overdraft                             $       1,472  $         907
   Trade accounts payable                            21,296         11,610
   Accrued and other current liabilities             18,473         10,924
   Income taxes payable                                 321            281
                                              -------------  -------------
Total current liabilities                            41,562         23,722

Debt                                                 55,640         17,479
Other long term obligations                             144             --
Deferred income taxes                                 1,862             --

Stockholders' equity:
   Preferred stock, $0.001 par value;
    5,000,000 shares authorized, none issued
    and outstanding                                      --             --
   Common stock, $0.001 par value;
    100,000,000 shares authorized:
    20,988,952 shares issued: 17,760,987
    and 17,732,737 outstanding at September
    30, 2010 and December 31, 2009,
    respectively                                         21             21
   Additional paid-in-capital                        57,876         56,609
   Retained earnings                                 78,784         77,571
   Treasury stock                                   (52,925)       (53,388)
                                              -------------  -------------
Total stockholders' equity                           83,756         80,813
                                              -------------  -------------
Total liabilities and stockholders' equity    $     182,964  $     122,014
                                              =============  =============

                      HOUSTON WIRE & CABLE COMPANY
                    Consolidated Statements of Income
                                (Unaudited)
              (In thousands, except share and per share data)

                                 Three Months Ended     Nine Months Ended
                                    September 30,         September30,
                                --------------------- ---------------------
                                  2010       2009       2010       2009
                                --------------------- ---------------------

Sales                           $   90,536 $   63,579 $  214,973 $  191,293
Cost of sales                       72,962     50,117    172,139    151,046
                                --------------------- ---------------------
Gross profit                        17,574     13,462     42,834     40,247

Operating expenses:
   Salaries and commissions          7,191      5,143     17,481     15,882
   Other operating expenses          5,644      4,395     14,463     13,527
   Depreciation and
    amortization                       676        138        972        421
                                --------------------- ---------------------
Total operating expenses            13,511      9,676     32,916     29,830
                                --------------------- ---------------------

Operating income                     4,063      3,786      9,918     10,417
Interest expense                       318        140        466        403
                                --------------------- ---------------------
Income before income taxes           3,745      3,646      9,452     10,014
Income taxes                         1,512      1,405      3,737      3,864
                                --------------------- ---------------------
Net income                      $    2,233 $    2,241 $    5,715 $    6,150
                                ========== ========== ========== ==========

Earnings per share:
   Basic                        $     0.13 $     0.13 $     0.32 $     0.35
                                ========== ========== ========== ==========
   Diluted                      $     0.13 $     0.13 $     0.32 $     0.35
                                ========== ========== ========== ==========
Weighted average common shares
 outstanding:
   Basic                        17,660,056 17,651,074 17,656,129 17,647,334
                                ========== ========== ========== ==========
   Diluted                      17,697,934 17,666,284 17,705,643 17,659,425
                                ========== ========== ========== ==========

Dividend declared per share     $    0.085 $    0.085 $    0.255 $    0.255
                                ========== ========== ========== ==========

                       HOUSTON WIRE & CABLE COMPANY
                  Consolidated Statements of Cash Flows
                                (Unaudited)
                              (In thousands)

                                                      Nine Months Ended
                                                         September 30,
                                                    ----------------------
                                                       2010        2009
                                                    ----------  ----------

Operating activities
Net income                                          $    5,715  $    6,150
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation and amortization                           972         421
   Amortization of capitalized loan costs                   28          91
   Amortization of unearned stock compensation           1,706       1,699
   Provision for doubtful accounts                          75          --
   Provision for returns and allowances                   (210)       (106)
   Provision for inventory obsolescence                    595         366
   Gain on disposals of property and equipment              (8)         --
   Deferred income taxes                                  (721)       (541)
   Changes in operating assets and liabilities:
      Accounts receivable                               (7,494)      8,735
      Inventories                                        3,495       1,145
      Prepaids                                           2,773          12
      Other assets                                         140         (31)
      Book overdraft                                        85      (3,277)
      Trade accounts payable                             6,319       3,849
      Accrued and other current liabilities              3,339         615
      Income taxes payable                                (155)     (1,300)
                                                    ----------  ----------
Net cash provided by operating activities               16,654      17,828

Investing activities
   Expenditures for property and equipment                (374)       (262)
Proceeds from disposal of property and equipment            20          --
Cash paid for acquisition                              (50,000)         --
                                                    ----------  ----------
Net cash used in investing activities                  (50,354)       (262)

Financing activities
   Borrowings on revolver                              253,392     193,524
   Payments on revolver                               (215,231)   (206,625)
   Proceeds from exercise of stock options                  36          22
   Excess tax benefit for stock options                      5          13
   Payment of dividends                                 (4,502)     (4,500)
                                                    ----------  ----------
Net cash provided by (used in) financing activities     33,700     (17,566)
                                                    ----------  ----------

Net change in cash                                          --          --
Cash at beginning of period                                 --          --
                                                    ----------  ----------

Cash at end of period                               $       --  $       --
                                                    ==========  ==========

CONTACT:
Hope M. Novosad
Manager, Investor Relations
Direct:  713.609.2110
Fax:  713.609.2168
hnovosad@houwire.com